Exhibit 99.1

April 13, 2004

Contact: Garry O. Ridge

Phone: 619-275-9324

WD-40 COMPANY REPORTS SECOND QUARTER EARNINGS

SAN DIEGO—WD-40 Company (Nasdaq: WDFC) today reported net sales for the quarter ended February 29, 2004 of $58.5 million, an increase of 0.2% over the second quarter last fiscal year. Sales for the current year to date were reported at $111.0 million, an increase of 1.2% over sales of $109.7 million last year.

Net income for the quarter was $6.2 million, or $0.36 per share, down 23.9% compared to $8.2 million, or $0.49 per share for the prior year’s second quarter. Net income for the 6-month period was $10.6 million, or $0.62 per share compared to $12.6 million, or $0.75 per share for the previous year, a decrease of 15.3%.

“While we had a few timing setbacks in the domestic business we continued with solid growth in our international markets,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “We will continue to build on the strong platform that we have created to manage our business for long-term growth.”

Operating expenses are up 12.4% for the year due to the effect of foreign currency rates, increased advertising and marketing activity, professional services, freight, insurance and other items. “We followed through on our previously announced commitment to higher brand support for Spot Shot and WD-40,” Ridge said. “We believe those investments will strengthen the brands over time.”

Fiscal Year Guidance Update

For fiscal year 2004, which ends August 31, 2004, WD-40 Company is revising its full year guidance, and now expects an increase in net sales of 7.2% over fiscal 2003 compared with previous guidance of a 9.4% increase for the year. By geographic segment, WD-40 Company expects sales increases in the Americas of 1.1%, in Europe of 28.5% and increases in Asia/Pacific of 21.1%. Global advertising and promotional expenses for the year are still expected to be in the range of 8-10% of net sales.

WD-40 Company expects net income to be $30.0 million for the full fiscal year 2004, $400,000 short of its original guidance issued in September 2003. Fully diluted shares outstanding have increased from 16.9 million to 17.2 million. As a result, earnings per share for the year are expected to be $1.75.

As previously announced, the board of directors of WD-40 Company declared a regular quarterly dividend on April 6, 2004 of $.20 per share, payable April 30, 2004 to stockholders of record on April 19, 2004.

WD-40 Company also announced that on April 6, 2004 the board of directors approved a share buy-back plan authorizing the repurchase of shares of the Company’s common stock for up to $15 million over the next 12 months.

Total sales for the quarter were 67% from the Americas, 25% from Europe and 8% from Asia/Pacific.

In the Americas, sales for the quarter were down 8% from a year ago.

“Although we experienced solid growth in Spot Shot (R), our overall sales in household products were down during the quarter,” Ridge said. “We also had an expected increase in marketing and advertising expenses and promotional discounts across several brands in the U.S. Our commitment to long term brand building remains solid”

In Europe, second quarter sales were up 18% from the comparable period last year.

“Changes in foreign currency rates contributed to most of the growth of sales as well as the growth of expenses during the quarter in our European region,” Ridge said.

In the Asia/Pacific region, total sales for the quarter were up 39% from last year.

“As anticipated, we saw the benefits of the changes we made with new marketing distributors in several areas in the Asia/Pacific Region,” Ridge said. “We have also continued to see solid growth in Australia in all of our brands.”

Global sales of the lubricants WD-40(R) and 3-IN-ONE Oil(R) were up 7% for the quarter.

“While we suffered a little due to decreased promotional activity from the first quarter price rise on some of our lubricants we implemented in the U.S, global lubricant sales have continued to rise.” Ridge said, “We continue to be encouraged by the performance of the new 3-IN-ONE Professional product line we released last year.”

Sales of heavy-duty hand cleaners Lava(R) and Solvol(R) were down 9% for the quarter.

“We continue to grow the Solvol brand in Australia, but are struggling with Lava sales in the U.S.,” Ridge said. “We are currently developing a plan for future alternatives for the Lava brand.”

Sales of household products X-14(R), Carpet Fresh(R), 2000 Flushes(R) and Spot Shot were down collectively 13% compared to the previous year’s quarter.

“While we have gained market share percentage with Carpet Fresh, the entire category has been in decline,” Ridge said, “During the quarter we also suffered from the effects of the phase-in of our new X-14 packaging which caused some temporary distribution delays.”

WD-40 Company continues to introduce new products and make necessary changes to existing products to ensure their long-term success.

“During the second quarter we began shipping the new 2000 Flushes Clip-On product and introduced three new products in the 3-IN-ONE Oil Professional line to the trade,” Ridge said. “We also introduced our new packaging configuration and product claim for X-14 mildew stain remover, which demonstrates that X-14 is effective in preventing mildew growth for up to two weeks. It is the only product on the market with that claim.”

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), No Vac ™, Spot Shot(R) and 1001 ®. WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $238.1 million in fiscal 2003. Additional information about WD-40 Company can be obtained online at www.wd40.com .

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impacts of promotional and advertising expenses, impacts of new product introductions, impacts of exchange rates, changes in marketing distributors and the uncertainty of international market conditions. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Condensed Statement of Income

(unaudited)

	Three Months Ended		Six Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Net sales	$58,481,000	$58,345,000	$111,021,000	$109,698,000
Cost of product sold	28,152,000	27,502,000	52,758,000	53,465,000

Gross profit	30,329,000	30,843,000	58,263,000	56,233,000

Operating expenses:

Selling, general & administrative	14,042,000	12,679,000	28,176,000	25,543,000
Advertising & sales promotions	5,092,000	3,620,000	10,533,000	7,951,000
Loss on write off of non-compete agreement	—	879,000	—	879,000
Amortization	—	—	—	71,000

Income from operations	11,195,000	13,665,000	19,554,000	21,789,000

Other income (expense)
Interest (expense), net	(1,690,000)	(1,716,000)	(3,306,000)	(3,435,000)
Other (expense)/ income, net	(47,000)	203,000	(138,000)	248,000

Income before income taxes	9,458,000	12,152,000	16,110,000	18,602,000
Provision for income taxes	3,215,000	3,949,000	5,477,000	6,046,000

Net Income	$6,243,000	$8,203,000	$10,633,000	$12,556,000

Earnings per common share:

Basic	$0.37	$0.50	$0.63	$0.76

Diluted	$0.36	$0.49	$0.62	$0.75

Basic common equivalent shares	17,005,812	16,563,534	16,910,978	16,541,767

Diluted common equivalent shares	17,254,329	16,734,315	17,159,458	16,741,085

Dividends declared per share	$0.20	$0.20	$0.40	$0.40

WD-40 Company

Consolidated Condensed Balance Sheet

Assets

(unaudited)

	February 29, 2004	August 31, 2003
Current assets:
Cash and cash equivalents	$57,954,000	$41,971,000
Trade accounts receivable, less allowance for cash discounts, returns and doubtful accounts of $1,898,000 and $1,768,000	36,240,000	41,925,000
Product held at contract packagers	1,557,000	1,704,000
Inventories	5,916,000	4,709,000
Current deferred tax assets	2,397,000	2,387,000
Other current assets	2,344,000	2,565,000

Total current assets	106,408,000	95,261,000

Property, plant, and equipment, net	7,007,000	6,523,000
Goodwill	92,423,000	92,267,000
Other intangibles	35,700,000	35,700,000
Long term deferred tax assets, net	—	642,000
Other assets	6,323,000	6,265,000

	$247,861,000	$236,658,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,000,000	$10,000,000
Accounts payable	14,337,000	14,772,000
Accrued liabilities	12,535,000	11,999,000
Accrued payroll and related expenses	3,652,000	5,122,000
Income taxes payable	501,000	2,780,000

Total current liabilities	41,025,000	44,673,000

Long-term debt	85,000,000	85,000,000
Deferred employee benefits and other long-term liabilities	1,986,000	1,781,000
Long-term deferred tax liability, net	1,999,000	—

Total liabilities	130,010,000	131,454,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — shares issued and outstanding of 17,024,436 and 16,728,571	17,000	17,000
Paid-in capital	47,920,000	40,607,000
Retained earnings	67,933,000	64,068,000
Accumulated other comprehensive income	1,981,000	512,000

Total shareholders’ equity	117,851,000	105,204,000

	$247,861,000	$236,658,000

WD-40 Company

Consolidated Condensed Statement of Cash Flows

(unaudited)

	Six months ended
	February 29, 2004	February 28, 2003
Cash flows from operating activities:
Net income	$10,633,000	$12,556,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,126,000	896,000
Loss on write off of non-compete agreement	—	879,000
Tax benefit of exercise of stock options	742,000	297,000
(Gain) loss on sale of equipment	(50,000)	(4,000)
Deferred income tax expense	1,908,000	2,028,000
Equity earnings in joint venture (in excess) of distributions received	(162,000)	60,000
Stock Compensation	23,000	—

Changes in assets and liabilities:
Trade accounts receivable	7,970,000	7,914,000
Product held at contract packagers	147,000	(55,000)
Inventories	(826,000)	711,000
Other assets	276,000	158,000
Accounts payable and accrued expenses	(2,269,000)	(6,392,000)
Income taxes payable	(2,434,000)	(1,907,000)
Long-term deferred employee benefits	156,000	146,000

Net cash provided by operating activities	17,240,000	17,287,000

Cash flows from investing activities:
Capital expenditures	(1,325,000)	(789,000)
Proceeds on payment of note receivable	—	518,000
Proceeds from sale of equipment	107,000	138,000
Acquisition of business, net of cash acquired	—	(75,000)

Net cash used in investing activities	(1,218,000)	(208,000)

Cash flows from financing activities:
Proceeds from issuance of common stock	6,548,000	2,431,000
Borrowings on line of credit, net	—	(299,000)
Dividends paid	(6,767,000)	(6,619,000)

Net cash used in financing activities	(219,000)	(4,487,000)

Effect of exchange rate changes on cash and cash equivalents	180,000	(31,000)

Increase in cash and cash equivalents	15,983,000	12,561,000
Cash and cash equivalents at beginning of period	41,971,000	11,091,000

Cash and cash equivalents at end of period	$57,954,000	$23,652,000

WD-40 Company

Consolidated Condensed Statement of Other Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Net Income	$6,243,000	$8,203,000	$10,633,000	$12,556,000
Other comprehensive income (loss)
Foreign currency translation adjustments, net of tax	589,000	224,000	1,469,000	247,000

Total comprehensive income	$6,832,000	$8,427,000	$12,102,000	$12,803,000